EXHIBIT 10.10
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment is effective as of the 8th day of December, 2006, and is between MSX International, Inc., a Delaware corporation (the “Company”), and Fred Minturn (the “Executive”).
BACKGROUND
     WHEREAS, the Executive and the Company’s predecessor are parties to an Employment Agreement, dated November 12, 1996 (the “Employment Agreement”), and
     WHEREAS, the parties desire to amend the Employment Agreement in the manner set forth in this instrument.
     NOW, THEREFORE, the parties agree as follows:
     1. The first paragraph of Section 8(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
     “(b)
          (i) In the event the Company terminates this Agreement without “cause” or in the event that the Executive terminates this Agreement upon notice for “Good Reason” before January 1, 2008, or if this Agreement is not automatically renewed by the Company pursuant to Section 3 so that Executive’s last day of employment is before January 1, 2008, the Executive shall be entitled to continue to receive payments of his Base Salary for eighteen (18) months following the date of such termination or non-renewal, payable at such times and in such amounts as if this Agreement were not terminated. In the case of a termination or non-renewal of this Agreement pursuant to this subparagraph (i), the Company shall provide Executive with the opportunity for Executive to purchase health insurance under COBRA for a period of eighteen (18) months following the date of termination or non-renewal at the cost of the Company.
          (ii) In the event the Company terminates this Agreement without “cause” or in the event that the Executive terminates this Agreement upon notice for “Good Reason” on or after January 1, 2008, or if this Agreement is not automatically renewed by the Company pursuant to Section 3 so that Executive’s last day of employment is on or after January 1, 2008, the Executive shall be entitled to continue to receive payments of his Base Salary for twelve (12) months following the date of such termination or non-renewal, payable at such times and in such amounts as if this Agreement were not terminated. In the case of a termination or non-renewal of this Agreement pursuant to this subparagraph (ii), the Company shall provide Executive with the opportunity for Executive to purchase health insurance under COBRA for a period of twelve (12) months following the date of termination or non-renewal at the cost of the Company.
          In the event of a termination or non-renewal under subparagraphs (i) or (ii) above, all other compensation and benefits provided for in Section 4 of this Agreement shall cease upon such termination or non-renewal.”

     2. All other provisions of the Employment Agreement remain in full force and effect.
     3. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MSX INTERNATIONAL, INC.
By:
Name:
Title:

EXECUTIVE

FRED MINTURN